EXHIBIT 99.1

CME REALTY INC. TO ACQUIRE ROCK N ROLL IMPORTS

Weston, Florida - April 22, 2015 - CME Realty, Inc. (OTC: CMRL) ("CME Realty" or the "Company") is pleased to announce that it has entered into a Letter-of-Intent (the "Agreement") to acquire Rock N Roll Imports, Inc. ("RNR"), a California based alcoholic beverage development, marketing, and distribution company.

As per the Agreement, subject to certain terms and conditions, CME Realty will acquire all of the outstanding shares of Rock N Roll Imports, Inc. in exchange for 50,000,000 restricted common shares of the Company.

Kenneth McLeod, President of CME Realty Inc., stated, "The acquisition of Rock N Roll Imports would immediately launch the Company into the alcoholic beverage sector with an established line-up of unique products ready for potential expansion and nationwide distribution. We all look forward to executing final agreements to complete this very strategic transaction over the next few weeks."

The closing of the transaction contemplated by the Agreement is subject to terms and conditions, including, but not limited to, completion of due diligence, execution of definitive transaction documents between the parties, preparation of audited and unaudited financial statements for RNR, and financing. There can be no assurance that any transaction will be completed as proposed or at all.

CME Realty, Inc. is a fully reporting company with the Securities and Exchange Commission (SEC). The Company's regulatory filings can be viewed at http://bit.ly/CMRL_SEC. Further updates regarding this transaction will be made as additional information becomes available.

INVESTOR/MEDIA CONTACT:

CME REALTY, INC. - INVESTOR RELATIONS
Email: invest@cmerealtyinc.com
Toll-Free: (888) 706-0099

DISCLAIMER/SAFE HARBOR: This CME Realty, Inc. news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include failure to meet schedule or performance requirements of the Company's contracts, the Company's ability to raise sufficient development and working capital, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties, the forward-looking events referred to in this release might not occur as planned or at all.